EXHIBIT 99.1

For Immediate Release

For More Information:

Michael G. Sanchez	Andy Mus
Chief Executive Officer	Senior Vice President
Coastal Banking Company Inc.	Marsh March Communications LLC
904-321-0400	404-327-7662

Coastal Banking Company Reports First Quarter 2008 Earnings

BEAUFORT, S.C., May 9, 2008 – Coastal Banking Company Inc. (OTCBB: CBCO), the holding company for Lowcountry National Bank in Beaufort, S.C., and First National Bank of Nassau County in Fernandina Beach, Fla., reported net income of $387,773 for the quarter ended March 31, 2008, which includes a non-recurring, pre-tax gain of $207,000 from the sale of securities. This compares to net income of $805,086 in the first quarter of 2007. Diluted earnings per share in the first quarter of 2008 were $0.14, compared to $0.29 in the same period in 2007.

“We continued to navigate through a tough banking environment in the first quarter, maintaining our credit quality, managing our balance sheet and growing our wholesale lending operations,” said Michael G. Sanchez, chief executive officer. “The 2 percent drop in the prime rate during the first quarter was especially challenging, as it caused our net interest margin to compress 57 basis points to 2.61 percent. Our margins appear to be stabilizing, however, as our maturing deposits gradually re-price downward. If interest rates remain at current levels, we should see margins improve over the next several quarters and return to historical levels by the fourth quarter of 2008.”

The company’s credit quality held steady in the first quarter of 2008, with net charge-offs as a percentage of total loans of 0.06 percent, compared to 0.01 percent in the first quarter of 2007 and 0.05 percent in the fourth quarter of 2007. Allowance for loan losses at the end of the first quarter of 2008 totaled $3.6 million, or 1.22 percent of loans outstanding, compared to $3.7 million, or 1.30 percent of loans outstanding, at the end of the previous quarter, and $3.5 million, or 1.25 percent of loans outstanding, at the end of the same period a year ago. Nonaccrual loans as a percentage of total loans at the end of the first quarter of 2008 were 0.65 percent, compared to 0.72 percent at the end of the fourth quarter of 2007 and 0.73 percent at March 31, 2007.

CBCO Reports First Quarter 2008 Earnings, page 2

Total assets at March 31, 2008, were $445.6 million, compared to $437.2 million at March 31, 2007. Total loans at the end of the first quarter were $296.5 million, compared to $276.8 million for the same period a year ago. Total deposits were $353.5 million at the end of the first quarter, compared to $358.3 million at the end of the first quarter of 2007. Total shareholders’ equity was $46.7 million at March 31, 2008, compared to $44.1 million at March 31, 2007.

Net interest income in the first quarter of 2008 totaled $2.6 million, compared to $3.2 million a year ago. Noninterest income for the first quarter more than doubled to $1.4 million from $571,236 in the first quarter of 2007. Noninterest expense was $3.4 million in the first quarter of 2008, compared to $2.6 million during the first quarter of 2007.

The increases in noninterest revenue and expenses resulted mainly from the company’s wholesale mortgage division, which experienced substantial growth during the first quarter of 2008, originating $115.3 million in loans, compared to $51.8 million in the fourth quarter of 2007. Loans available for sale were $28.4 million at the end of the first quarter, and the pipeline of loans in process stood at $40.6 million. Wholesale lending added $8.2 million in residential loans to the company’s loan portfolio during the first quarter. After-tax earnings from the wholesale division, which were budgeted at a slight loss for the first quarter, were approximately $120,000.

“Our wholesale lending division results far exceeded our performance expectations in the first quarter, both in loan volume and profitability,” said Sanchez. “More than 90 percent of these loans are fully-documented, fully amortized loans that hold very little credit risk. In addition to providing a vital source of noninterest income from loans that are sold, the wholesale residential loans retained in our portfolio improve the balance of our overall loan portfolio product mix.”

The company will hold its annual meeting of shareholders on Friday, May 16, 2008, at 10:00 a.m., at the Hilton Garden Inn located at 1500 Queen Street in Beaufort, S.C.

CBCO Reports First Quarter 2008 Earnings, page 3

About Coastal Banking Company Inc.

Coastal Banking Company Inc., based in Beaufort, S.C., is the $445.6 million-asset bank holding company of Lowcountry National Bank (LNB) in Beaufort, and First National Bank (FNB) of Nassau County in Fernandina Beach, Fla., both of which provide a full range of consumer and business banking services. LNB serves coastal South Carolina through full-service banking offices in Beaufort, Hilton Head and Port Royal, and a commercial loan production office in Charleston, S.C. FNB operates full-service banking offices in Fernandina Beach, Fla., and Meigs, Ga., the latter operating under the name of The Georgia Bank. In addition to its banking offices, FNB operates a wholesale lending division based in Atlanta and two commercial loan production offices, in Jacksonville, Fla., and Savannah, Ga. The company’s common stock is publicly traded on the OTC Bulletin Board under the symbol CBCO. For more information, please visit the company’s Web site, www.coastalbanking.com.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK FACTORS

This release contains forward-looking statements including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting Coastal’s operations, markets and products. Without limiting the foregoing, the words "believes," "anticipates," "intends," "expects," or similar expressions are intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those projected for many reasons, including, without limitation, changing events and trends that have influenced Coastal’s assumptions, but that are beyond Coastal's control. These trends and events include (i) changes in the interest rate environment which may reduce margins, (ii) not achieving expected growth, (iii) less favorable than anticipated changes in the national and local business environments and securities markets, (iv) adverse changes in the regulatory requirements affecting Coastal, (v) greater competitive pressures among financial institutions in Coastal's markets, (vi) greater loan losses than historic levels, and (vii) difficulties in expanding our banking operations into a new geographic market.  Additional information and other factors that could affect future financial results are included in Coastal’s filings with the Securities and Exchange Commission.

All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in reports and registration statements filed with the Securities and Exchange Commission. Coastal Banking Company, Inc. undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

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